EXHIBIT 3.1
OMEROS CORPORATION
AMENDED AND RESTATED ARTICLES OF INCORPORATION
ARTICLE I
     The name of the corporation is Omeros Corporation.
ARTICLE II
     The address of the corporation’s registered office in the State of Washington is 3400 Capitol Boulevard South, Suite 101, Olympia, Washington 98501. The name of its registered agent at such address is Fairchild Record Search, Ltd.
ARTICLE III
     The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Washington Business Corporation Act (the “WBCA”).
ARTICLE IV
     The corporation shall have authority to issue shares as follows:
     150,000,000 shares of Common Stock, par value $0.01 per share. Each share of Common Stock shall entitle the holder thereof to one (1) vote on each matter submitted to a vote at a meeting of shareholders.
     20,000,000 shares of Preferred Stock, par value $0.01 per share, which may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized, subject to limitations prescribed by law, to fix and amend by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of Preferred Stock, including without limitation authority to fix and amend by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.
     The Board of Directors is further authorized to decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subsequent to the issuance of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in the Articles of Incorporation or the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.
ARTICLE V
     No preemptive rights shall exist with respect to shares of stock or securities convertible into shares of stock of the corporation.
ARTICLE VI
     The right to cumulate votes in the election of directors shall not exist with respect to shares of stock of the corporation.
ARTICLE VII
     The number of directors that constitutes the entire Board of Directors of the corporation shall be fixed by, or in the manner provided in, the Bylaws of the corporation. Effective upon the date of filing of these Articles of Incorporation with the Secretary of State of the State of Washington (the “Effective Date”), the directors of the corporation shall be divided into three classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. The Board of Directors may assign members of the Board of Directors already in office to such classes at the time such classification becomes effective. The term of office of the initial Class I directors shall expire at the first regularly-scheduled annual meeting of the shareholders following the Effective Date, the term of office of the initial Class II directors shall expire at the second annual meeting of the shareholders following the Effective Date and the term of office of the initial Class III directors shall expire at the third annual meeting of the shareholders following the Effective Date. At each annual meeting of shareholders, commencing with the first regularly-scheduled annual meeting of shareholders following the Effective Date, each of the successors elected to replace the directors of a Class whose term shall have expired at such annual meeting shall be elected to hold office until the third annual meeting next succeeding his or her election and until his or her respective successor shall have been duly elected and qualified.
     Notwithstanding the foregoing provisions of this Article, despite the expiration of a director’s term, a director shall continue to serve until his or her successor is elected and qualified or until there is a decrease in the number of directors. If the number of directors is hereafter changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
     Any director may be removed from office by the shareholders of the corporation only for cause. Vacancies occurring on the Board of Directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director, at any meeting of the Board of Directors. A person so elected by the Board of Directors to fill a vacancy or newly created directorship shall hold office until the next shareholders’ meeting at which directors are elected.
ARTICLE VIII
     The Board of Directors shall have the power to adopt, amend or repeal the Bylaws of the corporation, subject to the power of the shareholders to amend or repeal such Bylaws. The shareholders shall also have the power to amend or repeal the Bylaws of the corporation and to adopt new Bylaws.
ARTICLE IX
     Special meetings of the shareholders for any purpose or purposes may be called at any time only by the Board of Directors, the Chairman of the Board of Directors, the President or the Chief Executive Officer. Special meetings of shareholders may not be called by any other person or persons.
ARTICLE X
     A quorum shall exist at any meeting of shareholders if a majority of the votes entitled to be cast is represented in person or by proxy. In the case of any meeting of shareholders that is adjourned more than once because of the failure of a quorum to attend, those who attend the third convening of such meeting, although less than a quorum, shall nevertheless constitute a quorum for the purpose of electing directors, provided that the percentage of shares represented at the third convening of such meeting shall not be less than one-third of the shares entitled to vote.
ARTICLE XI
     To the fullest extent permitted by the WBCA, as it presently exists or may hereafter be amended from time to time, a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for conduct as a director. If the WBCA is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the WBCA, as so amended.
     The corporation shall indemnify and hold harmless, to the fullest extent permitted by the WBCA as it presently exists or hereafter may be amended, any individual made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal (a “Proceeding”) because that individual is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any and all obligations to pay a judgment, settlement, penalty, fine, including an excise tax assessed with respect to any employee benefit plan, or reasonable expenses incurred with respect a Proceeding, and shall advance or reimburse the reasonable expenses incurred by such individual in advance of final disposition of a Proceeding, without regard to the limitations in RCW 23B.08.510 through

23B.08.550 of the WBCA, or any other limitation which may hereafter be enacted to the extent such limitation may be disregarded if authorized by the Articles of Incorporation.
     The corporation shall have the power to indemnify and hold harmless, to the fullest extent permitted by the WBCA as it presently exists or hereafter may be amended, any individual made a party to any Proceeding because that individual is or was an employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any and all obligations to pay a judgment, settlement, penalty, fine, including an excise tax assessed with respect to any employee benefit plan, or reasonable expenses incurred with respect a Proceeding, and shall have the power to advance or reimburse the reasonable expenses incurred by such individual in advance of final disposition of a Proceeding, without regard to the limitations in RCW 23B.08.510 through 23B.08.550 of the WBCA, or any other limitation which may hereafter be enacted to the extent such limitation may be disregarded if authorized by the Articles of Incorporation.
     If the WBCA is amended to authorize further indemnification of directors and officers, then directors and officers of the corporation shall be indemnified to the fullest extent permitted by the WBCA, as so amended, and the corporation shall have the power to indemnify employees and agents to the same extent permitted by the WBCA, as so amended.
     Neither any amendment nor repeal of this Article, nor the adoption of any provision of the corporation’s Articles of Incorporation or Bylaws inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or proceeding accruing or arising or that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.
ARTICLE XII
     The vote of shareholders of the corporation required to approve amendments to the Articles of Incorporation, a plan of merger or share exchange, the sale, lease, exchange, or other disposition of all or substantially all of the property of the corporation not in the usual and regular course of business, or dissolution of the corporation, shall be a majority of all of the votes entitled to be cast by each voting group entitled to vote thereon. This Article is specifically intended to reduce the voting requirements otherwise prescribed under 23B.10.030, 23B.11.030, 23B.12.020 and 23B.14.020 of the WBCA in accordance with 23B.07.270 of the WBCA.
ARTICLE XIII
     Except as provided in Article XI above, the corporation reserves the right to amend, alter, change or repeal any provision contained in this Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation. A shareholder of the corporation does not have a vested property right resulting from any provision in the Articles of Incorporation, including provisions relating to management, control, capital structure, dividend entitlement, or purpose or duration of the corporation.

     IN WITNESS WHEREOF, Omeros Corporation has caused these Amended and Restated Articles of Incorporation to be signed by its Chairman of the Board, President and Chief Executive Officer on this ___ day of                      2008.

By:
Gregory A. Demopulos, M.D.
Chairman of the Board, President and Chief Executive Officer